CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As an independent registered public accounting firm, we hereby consent to the use in this Registration Statement on Form SB-2, Amendment Number 5 of our report dated March 23, 2007, related to the financial statements of Surfect Holdings, Inc. and subsidiary as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004 and for the period from inception (December 26, 2000) through December 31, 2006. We also consent to the reference to our firm under the caption “Experts” contained in said Registration Statement filed with the Securities and Exchange Commission.

/S/ REDW LLC

Albuquerque, New Mexico
May 1, 2007